Exhibit 21.0
                     Subsidiaries of the Registrant

Tracor, Inc.
Cordant, Inc.
Cordant Federal Services Corporation
GDE Holdings, Inc.
ADR Associates, Inc.
GDE Systems, Inc.
GDE Systems Imaging, Inc.
GDESI, Inc.
HealthCom, Inc.
Helava Associates, Inc.
Rokar International, Ltd.
Tracor Aerospace, Inc.
Tracor Aerospace Electronic Systems, Inc.
Tracor Applied Sciences, Inc.
Tracor Australia PTY Limited
Tracor Flight Systems, Inc.
Tracor FSC, Inc.
Tracor Holdings, Inc.
Tracor Information Systems Company
Tracor Marine, Inc.
Vitro Corporation
Quality Systems, Inc.
Vitro Systems International Corporation
Vitro Sciences International
Vitro Services Corporation
Vitro Technical Services, Inc.
Westmark Services Company, Inc.